Tonix Pharmaceuticals Holding Corp. 10-K

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tonix Pharmaceuticals Holding Corp. on Form S-3 (Nos. 333-237610, 333-251500, 333-254975, and 333-266982) and Form S-8 (Nos. 333-202006, 333-212300, 333-219928, 333-226776, 333-232137, 333-239152, 333-257437, and 333-265705) of our report dated March 13, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 13, 2023

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